EXHIBIT 10.15

[DOUBLECLICK LOGO]

As of December 12, 2003

John Healy
DoubleClick Inc.
111 Eighth Avenue
New York, NY 10011

Dear John:

     This letter agreement will confirm our understandings and obligations in connection with your separation from DoubleClick Inc. As used in this letter agreement, “DoubleClick” is defined to include, as appropriate, DoubleClick Inc., any directly or indirectly held subsidiary, any affiliated entity, and any successor to any of the foregoing.

     Resignation. You hereby resign, effective immediately, from your position as Senior Vice President, TechSolution Sales, and from any other currently held positions with DoubleClick. This letter agreement confirms that you are no longer an “executive officer” of DoubleClick (as that term is defined in Rule 3b-7 under the Securities Exchange Act of 1934) and that you no longer perform a “policy-making function” (as that term is used in Rule 16a-1 under the Securities Exchange Act of 1934). From today through and including the earlier of June 30, 2004, or the date upon which you begin new employment, which date will be the effective date of your termination (the “Termination Date”), you will continue to be employed by DoubleClick. During the period from today until December 31, 2003, you will assist in those special projects that will be designated by DoubleClick’s Chief Executive Officer or President and reasonably acceptable to you. DoubleClick acknowledges that you will be able to serve in your new capacity without being present in DoubleClick’s offices on a daily basis. During the period from January 1, 2004, through June 30, 2004, or the date upon which you begin new employment, you will be on a leave of absence with pay (the “Leave Period”). During the Leave Period, you will perform no work for DoubleClick except as mandated by the CEO and President, will have no DoubleClick authority, and agree not to bind or attempt to bind DoubleClick as its agent in any way.

     Separation Pay. In consideration for your agreeing to the terms of this agreement, you will receive: (a) your regular salary at your current base rate of pay for the period from today through and including the Termination Date, provided that in the event that the Termination Date occurs prior to June 30, 2004, the then remaining

John Healy
As of December 12, 2003

unpaid balance shall be paid to you in a lump sum rather than through salary continuation; and (b) a lump-sum payment of $100,000, based on target commissions for the first and second quarters of 2004, payable after the Termination Date ((a) and (b) together the “Separation Pay”). All payments will be less customary deductions and withholdings.

     You agree to notify me in writing upon your acceptance of employment with any other employer.

     Stock Sales. You acknowledge that you are familiar with the trading and reporting requirements applicable to a former Section 16 reporting officer, and that it is your responsibility to ensure that all applicable filings are made as required under the federal securities laws. DoubleClick will assist you with those filings through the Termination Date provided that you notify our Legal Department not later than the day of the trade. Until February 2, 2004, you agree to continue to abide by DoubleClick’s insider trading policies, including all applicable blackout periods, for which purposes you shall remain a “Listed Employee.”

     Stock Options. This agreement confirms that all stock options granted to you by DoubleClick prior to the date of this letter will continue to vest according to their respective terms through and including the December 31, 2003.

     Release of Claims. You, on your own behalf and on behalf of any spouse, heirs, legal representatives, successors-in-interest, and assigns, waive, release, and discharge DoubleClick Inc., its present and former subsidiaries, divisions, departments, affiliated entities, predecessors, partners, joint venturers, directors, officers, shareholders, agents, employees, successors, and assigns from any and all claims, rights, demands, debts, obligations, damages or accountings of whatever nature which you may have, may have had, or, in the future, may believe you had, against DoubleClick occurring prior to the date of your signing this agreement, whether known or unknown, asserted or unasserted, including but not limited to: (a) all claims and liability for any acts that violated or may have violated your rights under any contract, tort, or other common law, any federal, state, or local fair employment practices or civil rights law or regulation, any employee relations statute, executive order, law, regulation, or ordinance, any workers compensation law, or any other duty or obligation of any kind, including but not limited to rights created by 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act (“ADA”), the Family and Medical Leave Act (“FMLA”), the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514A, and all other federal, state, and local laws prohibiting employment discrimination of whatever kind or nature; (b) all liability for any claims whatsoever which were or may have been alleged against or imputed to DoubleClick by you or anyone acting on your behalf; (c) all rights to or claims for wages, commissions, monetary or equitable relief, or

John Healy
As of December 12, 2003

compensatory, punitive, or liquidated damages, or reemployment or reinstatement in any position; and (d) all rights to or claims for attorneys’ fees, costs, or disbursements.

On or promptly following the Termination Date, you hereby agree to execute a separate release in the form attached hereto as Exhibit A. You acknowledge and agree that DoubleClick’s obligation to pay any Separation Pay to you hereunder (other than salary continuation) is expressly contingent upon your execution of the release attached as Exhibit A.

     Confidentiality. You shall keep the terms and conditions of this agreement strictly confidential. You shall not disclose the terms of this agreement, except to your tax, finance, or legal advisors, or to your immediate family members, or to potential new employers, each of whom will also have an obligation of confidentiality.

     You further recognize and reaffirm that the Employee Covenant of Confidentiality and the Employee Proprietary Information and Inventions Agreement you signed pursuant to your employment with DoubleClick continue in full force and effect. You agree that you will never disclose DoubleClick trade secret or proprietary information, including but not limited to information in its databases, technical or scientific information relating to current or future products, services, or research, business or marketing plans or projections, earnings and other financial data, personnel information, including executive and organizational changes, software, computer systems, and programs, and policies and procedures of DoubleClick.

     Return of Company Property. By signing below, you agree that you will return to DoubleClick, on or before the earlier of the Termination Date or December 31, 2003, any documents (including electronic documents, disks, and files) that you received and/or created as part of your employment with DoubleClick and that remain in your possession, custody, or control, and you further agree that you will not, to the best of your knowledge and belief, have retained (yourself or through an agent) any copies thereof. You further agree that you will, on or before the earlier of the Termination Date or December 31, 2003, return all tangible company property that remains in your possession, custody, or control, including but not limited to company-sponsored credit cards and/or calling cards, cellular telephones, computer equipment, keys, badges, and any other company property. You agree and understand that your material compliance with the requirements of this paragraph is an express condition to your entitlement to the Separation Pay set forth above. We acknowledge that you will vacate your office following the date of this agreement, and that you may remove your personal belongings from the company premises at your convenience. You agree that DoubleClick may, at its discretion, examine all documents and other materials that you have designated as personal, prior to their removal from the company premises.

John Healy
As of December 12, 2003

     Non-Solicitation. You agree that for the duration of your employment with DoubleClick and for a period of one year from your Termination Date, you may not solicit any DoubleClick employee on behalf of another employer or encourage any DoubleClick employee to leave the company. Similarly, you agree that for the same period of continued employment and one-year period from the Termination Date, you may not solicit any DoubleClick account, on your behalf or on behalf of any other individual or entity, for the purpose of engaging in “DoubleClick Competitive Business” (as defined in the following paragraph).

     Non-Competition. You agree that for the duration of your employment with DoubleClick and for a period of one year following the Termination Date, you may not, as an employee, agent, consultant, advisor, independent contractor, partner, officer, director, stockholder, owner, co-venturer, principal, investor, lender, or guarantor, of any corporation, partnership, or other entity, directly or indirectly: (a) engage in any business in which any division of DoubleClick TechSolutions, as of the Termination Date, is engaged or, to your knowledge, proposes to engage; (b) render services to Merkle, Experian, Next Action, and iBehavior (the businesses and entities referred to in (a) and (b) are hereinafter individually and collectively referred to as a “DoubleClick Competitive Business”); (c) authorize your name to be used in connection with a DoubleClick Competitive Business; or (d) acquire any debt, equity, or other ownership interest in any person or entity engaged, to your knowledge, in a DoubleClick Competitive Business, except that you may own, in the aggregate, not more than one percent (1%) of the outstanding equity of any publicly traded entity that is engaged in a DoubleClick Competitive Business as a material part of such entity’s business. You hereby acknowledge that the scope of this non-competition obligation is fair and reasonable, and is given in consideration of the other benefits set forth in this agreement.

     Non-Disparagement. DoubleClick agrees not to disparage your professional or personal reputation. Similarly, you agree not to disparage DoubleClick or the professional or personal reputation of any present or former DoubleClick employee or representative. DoubleClick will consult with you regarding the dissemination of an internal statement in connection with your departure.

     Duty to Cooperate. You agree to cooperate with DoubleClick in providing truthful testimony or information with respect to all inquiries or investigations, claims and litigation pertaining to DoubleClick.

     Indemnification. DoubleClick hereby confirms that, with respect to any matter in which (i) you are named as a defendant or (ii) your actions as an officer or employee of DoubleClick are at issue, you will remain entitled to all indemnification and related protections currently extended to DoubleClick’s officers under its certificate of incorporation and bylaws. However, DoubleClick will not (except to the extent

John Healy
As of December 12, 2003

otherwise currently provided in DoubleClick’s certificate of incorporation or bylaws) be obligated to indemnify or defend you in any instance in which DoubleClick, in its reasonable discretion exercised in good faith, believes that you have been involved in an act of fraud, gross negligence, or willful misconduct.

     Benefits. You are entitled to the following benefits: You will receive a lump-sum payment equal to 20 days’ salary at your regular base rate of pay, less customary deductions and withholdings, for accrued but unused Paid Time Off days through the date of this agreement. You will receive any entitlement under DoubleClick’s 401(k) plan in accordance with the terms of the plan as applied to all covered employees. You will be refunded the post-tax value of your cash balance from contributions, if any, to the Employee Stock Purchase Plan. You will be reimbursed for any usual and ordinary business expenses incurred in connection with your employment in accordance with DoubleClick’s expense policy including the monthly rent payments of $2,645.00 through March 31, 2004, for your New York City apartment located at 315 West 33rd Street, New York, NY 10001. You will be entitled to retain, and exercise, all stock options vested on or before the Termination Date in accordance with the terms expressed in the respective notices of grant of stock option. Your entitlement to stock option vesting shall cease completely as of that date.

     Your benefits and coverage under the medical insurance arrangements to which you are subject as of the date of this agreement will continue, under the current terms and conditions, through December 31, 2003, after which date such benefits and coverage will cease and you will be eligible to continue such benefits and coverage at your expense pursuant to the federal law known as COBRA. During the period from January 1, 2004, through and including the Termination Date, DoubleClick will pay to you an amount, grossed up, equal to its current employer portion of your medical insurance coverage. You will be receiving more detailed information concerning your option to continue your health coverage under separate cover. Other than the foregoing benefits and the Separation Pay set forth above, you will not be entitled to any form of payment or benefit.

     Entire Agreement/Choice of Law/Severability. This agreement contains the entire agreement between the parties and shall be governed by the laws of the State of New York without giving effect to its principles of conflicts of law. You hereby agree that you are subject to the jurisdiction of the courts of the State of New York. This agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

     Should any provision of this agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining

John Healy
As of December 12, 2003

parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be part of this agreement.

     Remedy for Breach of Promises. If you commence, continue, join in, or in any other manner attempt to assert any claim released in this agreement, or otherwise breach any promises made in this agreement, DoubleClick shall have a right to the return of all salary paid and the value of all stock options vested during the Leave Period, and to cease furnishing to you any further salary, vesting of stock options, and medical insurance coverage described in this agreement. DoubleClick’s rights under this paragraph are without prejudice to its other rights, including the continued effect of your release and waiver of any and all claims against DoubleClick and the right of DoubleClick to seek preliminary and permanent injunctive relief in court to preclude any irreparable harm arising out of a violation or threatened violation of this Agreement, and to seek an award of compensatory and/or exemplary damages arising from any breaches of this agreement.

     Acknowledgment. You acknowledge by signing this agreement that you have read it in its entirety, understand all of its terms and conditions, and knowingly and voluntarily assent to those terms and conditions. Any alterations to this agreement shall not affect its terms; your signature shall be deemed an acceptance of its terms without modification. You further acknowledge that you have been advised of your right to consult with counsel in connection with this agreement.

     You have 21 days from your receipt of this agreement to consider it (a period which you may waive) before signing it and returning it to me. In addition, if you sign this agreement, you have seven days after signing it to revoke your release and waiver of claims under ADEA by notifying me, in writing. You understand that, in the event you revoke your release of claims under ADEA, DoubleClick will be relieved of its obligation to provide you the Separation Pay. Therefore, the promise to provide to you the Separation Pay will take effect eight days after you return this signed agreement (assuming you do not revoke your release of ADEA claims).

     To signify your acceptance of these terms, please sign and date this agreement in the space provided and return the original to me within 21 days.

John Healy
As of December 12, 2003

     We wish you the best of success in your future endeavors.

Very truly yours,

DoubleClick Inc.

By:	/s/ Melanie Hughes

Melanie Hughes
SVP, Global Human Resources

AGREED TO AND ACCEPTED:

/s/ John Healy

John Healy

December 17, 2003

Date